FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Brandon Davis, 312-822-5885	Al Miralles, 312-822-5605
CNA FINANCIAL ANNOUNCES SECOND QUARTER 2020 RESULTS

•	Q2 NET INCOME OF $151M, $0.55 PER SHARE

•	Q2 CORE INCOME OF $99M, $0.36 PER SHARE

•	Q2 P&C COMBINED RATIO OF 112.3%, UNDERLYING COMBINED RATIO OF 93.4%

•	Q2 NET CATASTROPHE LOSSES OF $301M, OR 17.5 POINTS OF LOSS RATIO

•	CATASTROPHE LOSSES INCLUDE $182M DUE TO COVID-19, $61M FROM CIVIL UNREST AND $58M FROM SEVERE WEATHER RELATED EVENTS

•	QUARTERLY DIVIDEND OF $0.37 PER SHARE
CHICAGO, August 3, 2020 --- CNA Financial Corporation (NYSE: CNA) today announced second quarter 2020 net income of $151 million, or $0.55 per share, and core income of $99 million, or $0.36 per share. Property & Casualty Operations combined ratio for the second quarter was 112.3%. Underwriting results for the second quarter of 2020 include previously announced net catastrophe losses of $301 million pretax, including $182 million related to COVID-19, $61 million related to civil unrest and $58 million related primarily to severe weather related events. The underlying combined ratio of 93.4% reflects a 0.4 point net benefit related to COVID-19 from lower loss frequency as a result of shelter in place restrictions and an adverse impact from a reduction in estimated audit premiums. These items decreased the loss ratio by 0.9 points and increased the expense ratio by 0.5 points. Net investment income was $534 million pretax for the second quarter of 2020, including $84 million from limited partnership and common stock investments, reflecting the equity market rebound during the quarter.
The U.S. P&C segments, excluding third party captives, generated gross written premium growth of 8% and net written premium growth of 4%. Excluding third party captives, gross written premiums grew 7% and net written premiums grew 3% for P&C overall.
Our Life & Group and Corporate & Other segments produced core income (loss) for the second quarter of 2020 of $14 million and $(11) million, respectively.
CNA Financial declared a quarterly dividend of $0.37 per share, payable September 3, 2020 to stockholders of record on August 17, 2020.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions, except per share data)	2020	2019	2020	2019
Net income	$151	$278	$90	$620
Core income (a)	99	294	207	612

Net income per diluted share	$0.55	$1.02	$0.33	$2.28
Core income per diluted share	0.36	1.08	0.76	2.25

	June 30, 2020	December 31, 2019
Book value per share	$42.91	$45.00
Book value per share excluding AOCI	42.34	44.81

(a)
Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.

“Notwithstanding our second quarter results being impacted by considerable catastrophe losses from COVID-19 as well as civil unrest and weather related events, our underlying combined ratio improved year over year. As well, we benefited from accelerating P&C rate momentum and stable new business despite the economic disruption," said Dino E. Robusto, Chairman & Chief Executive Officer of CNA Financial Corporation.
Property & Casualty Operations

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2020	2019	2020	2019
Gross written premiums ex. 3rd party captives	$2,132	$2,000	$4,239	$3,987
GWP ex. 3rd party captives change (% year over year)	7%		6%
Net written premiums	$1,930	$1,874	$3,793	$3,680
NWP change (% year over year)	3%		3%
Net investment income	$324	$303	$442	$663
Core income	96	298	218	612

Loss ratio excluding catastrophes and development	59.5%	60.8%	59.9%	60.7%
Effect of catastrophe impacts	17.5	2.2	10.9	2.9
Effect of development-related items	1.4	(1.1)	0.4	(0.9)
Loss ratio	78.4%	61.9%	71.2%	62.7%

Expense ratio	33.6%	33.4%	33.2%	33.7%

Combined ratio	112.3%	95.7%	104.8%	96.8%
Combined ratio excluding catastrophes and development	93.4%	94.6%	93.5%	94.8%

•
The combined ratio excluding catastrophes and development improved 1.2 points as compared with the prior year quarter. In addition to a 0.4 point benefit related to COVID-19, the underlying combined ratio improved 0.8 points over the same period last year including a half point improvement in the loss ratio and a 0.3 point improvement in the expense ratio.

•
The combined ratio increased 16.6 points as compared with the prior year quarter. Net catastrophe losses were $301 million, or 17.5 points of the loss ratio in the second quarter of 2020 compared with $38 million, or 2.2 points of the loss ratio, for the prior year quarter. Catastrophe losses in the second quarter of 2020 include $182 million related to COVID-19; $103 million for Specialty, $43 million for Commercial and $36 million for International. The losses were substantially driven by healthcare professional liability with additional impacts from workers' compensation, management liability, commercial property, trade credit and surety. Due to the recent timing of the event, emergence pattern of claims and long tail nature of certain exposures the losses are substantially classified as incurred but not reported (IBNR) reserves.

•
Unfavorable net prior period development increased the loss ratio by 1.4 points in the quarter compared with 1.1 points of favorable development decreasing the loss ratio in the prior year quarter. Unfavorable net prior period development in the current quarter includes a previously announced $50 million pretax charge for mass tort exposures, primarily due to New York reviver statute-related claims.

•
The U.S. P&C segments, excluding third party captives, generated gross written premium growth of 8% and net written premium growth of 4%. Excluding third party captives, gross written premiums grew 7% and net written premiums grew 3% for P&C overall.

Business Operating Highlights
Specialty

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2020	2019	2020	2019
Gross written premiums ex. 3rd party captives	$811	$755	$1,552	$1,485
GWP ex. 3rd party captives change (% year over year)	7%		5%
Net written premiums	$742	$713	$1,436	$1,411
NWP change (% year over year)	4%		2%
Core income	$90	$161	$186	$330

Loss ratio excluding catastrophes and development	59.9%	59.9%	59.7%	60.2%
Effect of catastrophe impacts	15.0	0.1	8.2	1.0
Effect of development-related items	(2.9)	(2.6)	(2.3)	(2.9)
Loss ratio	72.0%	57.4%	65.6%	58.3%

Expense ratio	32.0%	33.1%	32.1%	33.0%

Combined ratio	104.2%	90.7%	97.9%	91.5%
Combined ratio excluding catastrophes and development	92.1%	93.2%	92.0%	93.4%

•
The combined ratio excluding catastrophes and development improved 1.1 points as compared with the prior year quarter due to a 1.1 point improvement in the expense ratio driven by lower underwriting expenses and higher net earned premiums. The underlying loss ratio was consistent with the prior year quarter.

•
The combined ratio increased 13.5 points as compared with the prior year quarter. Net catastrophe losses were $105 million, or 15.0 points of the loss ratio in the second quarter of 2020, nearly all due to COVID-19, compared with $1 million, or 0.1 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 2.9 points in the quarter compared with a 2.6 point improvement in the prior year quarter.

•	Gross written premiums, excluding third party captives, grew 7% and net written premiums grew 4% for the second quarter of 2020 driven by strong rate.

Commercial

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2020	2019	2020	2019
Gross written premiums ex. 3rd party captives	$1,044	$958	$2,103	$1,891
GWP ex. 3rd party captives change (% year over year)	9%		11%
Net written premiums	$949	$912	$1,899	$1,761
NWP change (% year over year)	4%		8%
Core income	$20	$120	$44	$259

Loss ratio excluding catastrophes and development	59.0%	61.7%	60.1%	61.9%
Effect of catastrophe impacts	19.0	4.9	12.8	5.1
Effect of development-related items	6.0	(0.1)	3.0	(0.3)
Loss ratio	84.0%	66.5%	75.9%	66.7%

Expense ratio	33.9%	32.6%	33.6%	33.2%

Combined ratio	118.5%	99.7%	110.1%	100.5%
Combined ratio excluding catastrophes and development	93.5%	94.9%	94.3%	95.7%

•
The combined ratio excluding catastrophes and development improved 1.4 points as compared with the prior year quarter which reflects a 0.7 point net benefit related to COVID-19 from lower loss frequency as a result of shelter in place restrictions and an adverse impact from a reduction in estimated audit premiums. These items decreased the loss ratio by 1.8 points and increased the expense ratio by 1.1 points.

•	Excluding the impacts of COVID-19, the underlying combined ratio improved 0.7 points due to the loss ratio.

•
The combined ratio increased 18.8 points as compared with the prior year quarter. Net catastrophe losses were $151 million, or 19.0 points of the loss ratio in the second quarter of 2020 compared with $37 million, or 4.9 points of the loss ratio, for the prior year quarter. Catastrophe losses in the second quarter of 2020 include $43 million related to COVID-19, $61 million related to civil unrest and $47 million related primarily to severe weather related events. Unfavorable net prior period development increased the loss ratio by 6.0 points in the quarter compared with 0.1 points of favorable development decreasing the loss ratio in the prior year quarter.

•	Gross written premiums, excluding third party captives, grew 9% and net written premiums grew 4% for the second quarter of 2020 due to strong rate and higher new business.

International

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2020	2019	2020	2019
Gross written premiums	$277	$287	$584	$611
GWP change (% year over year)	(3)%		(4)%
Net written premiums	$239	$249	$458	$508
NWP change (% year over year)	(4)%		(10)%
Core (loss) income	$(14)	$17	$(12)	$23

Loss ratio excluding catastrophes and development	59.9%	60.1%	60.1%	58.5%
Effect of catastrophe impacts	19.9	0.2	11.9	1.3
Effect of development-related items	(1.2)	(0.1)	(0.7)	2.7
Loss ratio	78.6%	60.2%	71.3%	62.5%

Expense ratio	36.7%	37.3%	36.1%	37.2%

Combined ratio	115.3%	97.5%	107.4%	99.7%
Combined ratio excluding catastrophes and development	96.6%	97.4%	96.2%	95.7%

•
The combined ratio excluding catastrophes and development improved 0.8 points as compared with the prior year quarter due to a 0.2 point improvement in the underlying loss ratio primarily driven by lower loss frequency from the impact of COVID-19 as well as 0.6 points of improvement in the expense ratio driven by lower acquisition and underwriting expenses.

•
The combined ratio increased 17.8 points for the second quarter of 2020 as compared with the prior year quarter. Net catastrophe losses were $45 million, or 19.9 points of the loss ratio in the second quarter of 2020, predominantly due to COVID-19, compared with less than $1 million, or 0.2 points of the loss ratio, for the prior year quarter. Favorable net prior year development improved the loss ratio by 1.2 points in the quarter compared with a 0.1 point improvement in the prior year quarter.

•
Excluding currency fluctuations, gross written premiums decreased 1% and net written premiums decreased 2% for the second quarter of 2020 driven by the continued impact of the strategic exit from certain Lloyd’s business classes, offset by growth in Europe.

Life & Group

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2020	2019	2020	2019
Net investment income	$206	$205	$414	$409
Total operating revenues	332	335	667	670
Core income	14	7	18	17
Core income of $14 million for the second quarter of 2020 was primarily driven by better than expected persistency.
Corporate & Other

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2020	2019	2020	2019
Net investment income	$4	$7	$7	$14
Interest expense	31	34	62	68
Core loss	(11)	(11)	(29)	(17)
Core loss of $11 million for the second quarter of 2020 was consistent with the prior year quarter.
Net Investment Income

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2020	2019	2020	2019
Pretax net investment income	$534	$515	$863	$1,086
Net investment income, after tax	436	420	709	885
Pretax net investment income increased $19 million as compared with the prior year quarter. The increase was driven by limited partnership and common stock investments, which returned 5.0%, or $84 million in the second quarter of 2020 compared with 2.1%, or $43 million, in the prior year quarter.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada and Europe, backed by more than 120 years of experience and approximately $45 billion of assets.  For more information, please visit CNA at www.cna.com.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 8:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, Al Miralles, Executive Vice President and Chief Financial Officer of CNA Financial Corporation and other members of senior management. Participants can access the call by dialing (800) 289-0571, or for international callers, +1 (720) 543-0206. The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments

•
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.

•	Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses.

•
International underwrites property and casualty coverages on a global basis through two insurance companies based in the U.K. and Luxembourg, a branch operation in Canada as well as through our Lloyd's Syndicate.

•	Life & Group primarily includes the results of the individual and group long term care businesses that are in run off.

•
Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution (A&EP).

Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

•	Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.

•	Underlying loss ratio represents the loss ratio excluding catastrophes and development.

•	Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.

•	Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.

•	Combined ratio is the sum of the loss, expense and dividend ratios.

•	Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.

•	Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.

•
Rate represents the average change in price on policies that renew excluding exposure change. For certain products within Small Business, where quantifiable, rate includes the influence of new business as well.

•	Retention represents the percentage of premium dollars renewed in comparison to the expiring premium dollars from policies available to renew.

•	New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is mostly ceded to third party captives, including business related to large warranty programs.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.

Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income to Core Income
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and any cumulative effects of changes in accounting guidance. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2020	2019	2020	2019
Net income	$151	$278	$90	$620
Less: Net investment gains (losses)	52	(16)	(117)	8
Core income	$99	$294	$207	$612
Reconciliation of Net Income per Diluted Share to Core Income per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
	2020	2019	2020	2019
Net income per diluted share	$0.55	$1.02	$0.33	$2.28
Less: Net investment gains (losses)	0.19	(0.06)	(0.43)	0.03
Core income per diluted share	$0.36	$1.08	$0.76	$2.25
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	June 30, 2020	December 31, 2019
Book value per share	$42.91	$45.00
Less: Per share impact of AOCI	0.57	0.19
Book value per share excluding AOCI	$42.34	$44.81

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended June 30		Results for the Six Months Ended June 30
($ millions)	2020	2019	2020	2019
Annualized net income	$603	$1,114	$179	$1,240
Average stockholders' equity including AOCI (a)	11,003	11,771	11,930	11,652
Return on equity	5.5%	9.5%	1.5%	10.6%

Annualized core income	$394	$1,178	$413	$1,225
Average stockholders' equity excluding AOCI (a)	11,461	11,873	11,827	12,031
Core return on equity	3.4%	9.9%	3.5%	10.2%

(a)	Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2020 CNA. All rights reserved.

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